Exhibit 10.2

FIRST AMENDMENT TO
EQUITY AND ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO EQUITY AND ASSET PURCHASE AGREEMENT, dated as of April 22, 2005 (this “Amendment”), is made and entered into by and between MeadWestvaco Corporation, a Delaware corporation (“Seller”), and Escanaba Timber LLC (formerly known as Maple Acquisition LLC), a Delaware limited liability company (“Purchaser”). Capitalized terms used herein but otherwise not defined shall have the meaning given to such terms in the Purchase Agreement (as defined below).

WHEREAS, Seller and Purchaser have entered into that certain Equity and Asset Purchase Agreement, dated as of January 14, 2005 (the “Purchase Agreement”), which contemplates that Seller and its Subsidiaries will sell, assign and transfer to Purchaser and/or one or more of its Designated Affiliates, and that Purchaser and/or one or more of its Designated Affiliates will purchase and acquire from Seller and its Subsidiaries, all of the right, title and interest of Seller and its Subsidiaries in and to the Purchased Equity Interests and the Purchased Assets, and that Purchaser and/or one or more of its Designated Affiliates will assume the Assumed Liabilities, in each case, upon the terms and subject to the conditions set forth in the Purchase Agreement; and

WHEREAS, Seller and Purchaser desire to amend the Purchase Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENT TO PURCHASE AGREEMENT

Section 1.1                                      Amendment of Section 1.6.  Section 1.6 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“On the terms and subject to the conditions hereof, and subject to the exclusions set forth in Section 1.3, (a) at or immediately prior to the Closing, Seller shall, and shall cause CP and the Acquired Companies to, sell, assign, transfer, convey and deliver to the Purchaser (or one or more of its Designated Affiliates), and Purchaser (or one or more of its Designated Affiliates) shall purchase, acquire, accept and assume from Seller, CP and such Acquired Companies, all of the right, title and interest of Seller, CP and such Acquired Companies in and to all of the Assets and Liabilities that are being conveyed hereunder that are Related to the Timber Business, other than the Timberlands set forth in Schedule 1.6 and the Contracts Related to the Timber Business set forth in Schedule 1.6, and (b) prior to the Closing, Seller shall cause Escanaba Paper Company to, sell, assign, transfer, convey and deliver to EPC Timberlands LLC (“EPC”), a Purchased Company to be formed and wholly-owned by Seller prior to Closing, the interests of which shall constitute Purchased Equity Interests for all purposes under this Agreement, and EPC shall purchase, acquire, accept and assume from Seller and Escanaba Paper Company, all of the right, title and interest of Seller and Escanaba Paper Company in and to, all of the

Timberlands set forth on Schedule 1.6 and the Contracts Related to the Timber Business set forth in Schedule 1.6. Notwithstanding anything to the contrary contained herein, Purchaser shall be responsible for the excess of (i) the Transfer Taxes incurred in connection with the transfers by Seller, Escanaba Paper Company and the other Acquired Companies contemplated by this Section 1.6, over (ii) the Transfer Taxes with respect to Timberlands that would otherwise have been incurred (and as a result of the transfers by Seller, Escanaba Paper Company and the other Acquired Companies contemplated by this Section 1.6 will not be incurred) at Closing on account of the stock of the Acquired Companies being transferred to Purchaser (and the amount of any and all other Transfer Taxes shall be paid by Seller and Purchaser as provided in Section 14.10). Purchaser confirms that pursuant to this Section 1.6, Purchaser is responsible for all of any Transfer Taxes due in connection with the transfer and conveyance of Timberlands to EPC and/or the conveyance of the interests in EPC, as described in clause (b) of the first sentence of this Section 1.6.”

Section 1.2                                      Amendment of Section 2.2.  Section 2.2 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“2.2 Payment of Initial Cash Consideration. At the Closing, the Closing Date Cash Consideration (as defined below) shall be paid as follows: (a) the Closing Date Cash Consideration less $100,000,000 shall be paid by wire transfer of immediately available funds in U.S. Dollars to an account or accounts designated by Seller, such designation to be made in writing at least three Business Days prior to the Closing Date, and (b) through the issuance to Seller of $100,000,000 in aggregate principal amount of promissory notes (the “Holdco Notes”) of NewPage Holding Corporation, a Delaware corporation and a wholly-owned Subsidiary of Purchaser (“NewPage Holdings”) having the terms and conditions set forth in Annex A hereto.”

Section 1.3                                      Amendment of Section 2.3(a).  Section 2.3(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a) At least five Business Days prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Purchaser a good faith estimated statement of Working Capital of the Business as of the close of business on the Closing Date (the “Estimated Closing Date Working Capital Statement”), and a certificate setting forth a good faith estimate of Working Capital as of close of business on the Closing Date (“Estimated Closing Date Working Capital”), an estimate of Closing Date Cash (“Estimated Closing Date Cash”), an estimate of Assumed Indebtedness (“Estimated Assumed Indebtedness”), and an estimate of YTD Capital Expenditures (“Estimated YTD Capital Expenditures”).  The Estimated Closing Date Working Capital Statement shall be prepared in accordance with GAAP, as modified by the accounting policies specified on Schedule 2.3(a) (“Specified Accounting Policies”), and to the extent consistent with GAAP, in accordance with the accounting principles, procedures, policies, methods that were employed in preparing the Benchmark Balance Sheet, consistently applied.  The Initial Cash Consideration shall be (i)(A) increased dollar for dollar to the extent the Estimated Closing Date Working Capital exceeds the Target Working Capital, or (B) decreased dollar for dollar to the extent the Estimated Closing Date Working Capital is less than the Target Working Capital, (ii) increased dollar for dollar to the extent that Estimated Closing Date Cash is greater than U.S.$0, (iii) decreased dollar for dollar by the Estimated Assumed Indebtedness, and (iv)(A) increased dollar for dollar to the extent the Estimated YTD Capital Expenditures exceeds the Target Capital Expenditures, or (B) decreased dollar for dollar to the extent the Estimated YTD Capital Expenditures is less than the Target Capital Expenditures (the Initial Cash Consideration, as adjusted pursuant to this sentence and Section 6.12, the “Closing Date Cash Consideration”).”

Section 1.4                                      Amendment of Section 2.3(b).  The first sentence of Section 2.3(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Within 90 calendar days following the Closing Date, Purchaser shall prepare, or cause to be prepared, and deliver to Seller a statement of Working Capital of the Business as of the close of business on the Closing Date (as such may be adjusted following resolution of disputes in accordance with Section 2.3(d), the “Closing Date Working Capital Statement”), and a certificate setting forth a calculation of Working Capital as of the close of business on the Closing Date (“Closing Date Working Capital”), a calculation of Closing Date Cash, a calculation of Assumed Indebtedness, and a calculation of the YTD Capital Expenditures,”

Section 1.5                                      Amendment of Section 2.3(c).  The first sentence of Section 2.3(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“During the preparation of the Estimated Closing Date Working Capital Statement and the calculation of Estimated Closing Date Working Capital, Estimated Closing Date Cash, Estimated Assumed Indebtedness and Estimated YTD Capital Expenditures (the “Estimated Closing Date Financial Data”), Seller shall, and shall cause its Subsidiaries to afford Purchaser reasonable opportunity to review such preparation, including supporting detail.”

Section 1.6                                      Amendment of Section 2.3(d).  Section 2.3(d) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“After receipt of the Closing Date Working Capital Statement, Seller shall have 30 calendar days to review the Closing Date Working Capital Statement and the accompanying certificate (collectively, the “Closing Date Financial Data”), together with the work-papers used in the preparation thereof. Seller and its authorized representatives shall have full access to all relevant books and records and employees of Purchaser and the Acquired Companies to the extent reasonably required to complete their review of the Closing Date Financial Data. Seller may dispute items reflected in the calculation of Closing Date Working Capital and Closing Date Cash and Assumed Indebtedness and YTD Capital Expenditures only on the basis that such amounts (i) were not determined in conformity with GAAP, as modified by the Specified Accounting Policies, applied by Purchaser on a consistent basis (to the extent consistent with GAAP) with the accounting principles, procedures, policies, methods that were employed in preparing the Benchmark Balance Sheet, consistently applied, (ii) with respect to YTD Capital Expenditures, were not determined in the manner specified in the definition of YTD Capital Expenditures, or (iii) contain arithmetic error. Unless Seller delivers written notice to Purchaser on or prior to the 20th calendar day after Seller’s receipt of the Closing Date Working Capital Statement, which notice shall set forth a specific description of the basis of Seller’s objection or objections and the adjustments to the amount of Closing Date Working Capital and/or Closing Date Cash and/or Assumed Indebtedness and/or YTD Capital Expenditures which Seller believes should be made, Seller shall be deemed to have accepted and agreed to the calculation of Closing

Date Working Capital and YTD Capital Expenditures and Closing Date Cash and/or Assumed Indebtedness. If Seller so notifies Purchaser of its objection to the calculation of Closing Date Working Capital, YTD Capital Expenditures, Closing Date Cash and/or Assumed Indebtedness, Purchaser and Seller shall, within 30 calendar days following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If following resolution of any disputed amounts there do not remain in dispute amounts the aggregate net effect of which exceeds U.S.$1 million with respect to the Closing Date Working Capital, the YTD Capital Expenditures, the Closing Date Cash or Assumed Indebtedness, then all amounts remaining in dispute shall be deemed to have been resolved in favor of the calculation of Closing Date Working Capital, YTD Capital Expenditures, Closing Date Cash or Assumed Indebtedness, as the case may be, delivered by Seller to Purchaser.”

Section 1.7                                      Amendment of Section 2.3(e).

1.7.1                        The first sentence of Section 2.3(e) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“If, at the conclusion of the Resolution Period, the aggregate net effect of all amounts remaining in dispute exceeds U.S.$1 million with respect to Closing Date Working Capital, YTD Capital Expenditures, Closing Date Cash or Assumed Indebtedness, then all amounts remaining in dispute shall be submitted to Deloitte & Touche LLP (the “Neutral Auditors”).”

1.7.2                        The last sentence of Section 2.3(e) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“The term “Final Closing Date Working Capital” shall mean the definitive Closing Date Working Capital, the term “Final YTD Capital Expenditures” shall mean the definitive YTD Capital Expenditures, the term “Final Closing Date Cash” shall mean the definitive Closing Date Cash and the term “Final Assumed Indebtedness” shall mean the definitive Assumed Indebtedness, respectively, agreed to (or deemed to be agreed to) by Purchaser and Seller in accordance with the terms of Section 2.3(d) or the definitive Closing Date Financial Data resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.3(e) (in addition to those items theretofore agreed to by Seller and Purchaser).”

Section 1.8                                      Amendment of Section 2.3(f). Section 2.3(f) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“The Closing Date Cash Consideration shall be (i)(A) increased dollar for dollar to the extent the Final Closing Date Working Capital exceeds Estimated Closing Date Working Capital, or (B) decreased dollar for dollar to the extent the Final Closing Date Working Capital is less than Estimated Closing Date Working Capital, (ii)(A) increased dollar for dollar to the extent that Final Closing Date Cash is greater than Estimated Closing Date Cash or (B) decreased dollar for dollar to the extent that Final Closing Date Cash is less than Estimated Closing Date Cash, (iii)(A) increased dollar for dollar by the amount Estimated Assumed Indebtedness exceeds Final Assumed Indebtedness and (B) decreased dollar for dollar by the amount Final Assumed Indebtedness exceeds Estimated Assumed Indebtedness, and (iv)(A)

increased dollar for dollar to the extent that Final YTD Capital Expenditures is greater than Estimated YTD Capital Expenditures or (B) decreased dollar for dollar to the extent that Final YTD Capital Expenditures is less than Estimated YTD Capital Expenditures. Any adjustments to the Closing Date Cash Consideration made pursuant to this Section 2.3(f), together with interest on such amount from the Closing Date to the date of payment at a per annum rate equal to the JP Morgan Chase prime rate (determined as of the Closing Date), shall be paid by wire transfer of immediately available funds to the account or accounts specified by Seller, if Seller is owed payment, or to the account or accounts specified by Purchaser, if Purchaser is owed payment, within five Business Days after the Final Closing Date Working Capital, Final Closing Date Cash, Final Assumed Indebtedness and Final YTD Capital Expenditures are agreed to by Purchaser and Seller or any remaining disputed items are ultimately determined by the Neutral Auditors.”

Section 1.9                                      Amendment of Section 2.3. Section 2.3 of the Purchase Agreement is hereby amended by adding the following new paragraphs (h) and (i):

(h)                                 Notwithstanding anything herein to the contrary, if the Closing occurs on May 2, 2005, the Closing will be deemed to have occurred at 11:59 p.m. (eastern standard time), on April 30, 2005 for all purposes, including Article XI and all determinations and/or calculations with respect to the Estimated Closing Date Working Capital Statement, the Closing Date Working Capital Statement, Closing Date Working Capital, Estimated Closing Date Working Capital, Final Closing Date Working Capital, Closing Date Cash, Estimated Closing Date Cash, Final Closing Date Cash, Estimated Assumed Indebtedness, Final Assumed Indebtedness, YTD Capital Expenditures, Estimated YTD Capital Expenditures, Final YTD Capital Expenditures, the Estimated Closing Date Financial Data, the Closing Date Financial Data and related definitions.

(i)                                     Notwithstanding anything herein to the contrary, if the Closing occurs on May 2, 2005, (i) the Closing Date will be deemed to have occurred on April 30, 2005 for all purposes, and (ii) the close of business on the Closing Date will be deemed to have occurred at 11:59 p.m. (eastern standard time) on April 30, 2005 for all purposes.

Section 1.10                                Amendment of Section 3.1. Section 3.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Closing Date. Subject to Section 2.3(h), the closing of the transactions contemplated hereunder (the “Closing”) is expected to take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. (local time) on May 2, 2005, provided that the conditions set forth in Articles VIII and IX have been satisfied (other than those conditions that by their terms cannot be satisfied until the Closing Date) or, in the case of Article VIII, waived by Purchaser, or, in the case of Article IX, waived by Seller (subject to Section 2.3(i), such date and time being referred to herein as the “Closing Date”). If the Closing does not occur on May 2, 2005, the Closing shall occur at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. (local time) on the earlier to occur of (i) the last Business Day of the calendar month in which the last of the conditions set forth in Articles VIII and IX have been satisfied (other than those conditions that by their terms cannot be satisfied until the Closing Date) or, in the case of Article VIII, waived by Purchaser or, in the case of Article IX, waived by Seller, or (ii) at such other place and at such other time and date as may be mutually agreed upon by Purchaser and Seller (in the event that the Closing does not occur on May 2, 2005, such date and time being referred to herein as the “Closing Date”)”

Section 1.11                                Amendment of Section 8.11. Section 8.11 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Business IRBs. Purchaser shall have received evidence reasonably satisfactory to it that the Business IRBs shall have been repaid or legally defeased in full on or prior to the close of business on (i) April 30, 2005, if the Closing occurs on May 2, 2005 or (ii) the Business Day immediately preceding the Closing Date, if the Closing does not occur on May 2, 2005, in each case pursuant to agreements and instruments reasonably satisfactory to Purchaser, that all Liens securing obligations thereunder shall have been released or terminated, and that each Leased Real Property which shall have been the subject of a lease relating thereto shall have been reconveyed to Seller or the applicable Seller Subsidiary or Acquired Company prior to Closing.”

Section 1.12                                Amendment of Article VIII. Article VIII of the Purchase Agreement is hereby amended by adding the following new Section 8.12:

“Wickliffe IRBs. Purchaser shall have received evidence reasonably satisfactory to it that, effective as of the Closing, all right, title and interest to the industrial revenue bonds listed in Schedule 8.12 (the “Wickliffe IRBs”) shall be transferred to Purchaser or its Designated Affiliate pursuant to agreements and instruments reasonably satisfactory to Purchaser.”

Section 1.13                                Amendment of Section 10.1(c)(iii)(D). Section 10.1(c)(iii)(D) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(D) As soon as practicable after the Closing Date, Seller shall deliver to Purchaser or one or more of its Designated Affiliates a list of the Transferred Employees covered by the Seller Savings Plans.”

Section 1.14                                Amendment of Section 15.1. Section 15.1 is hereby amended by deleting the definition of “Target Working Capital” therein and replacing it with the following:

“Target Working Capital” means U.S.$ 390,475,000 (calculated in the manner and upon the numbers set forth on Schedule 15.1(j) (as amended hereby)).

Section 1.15                                Amendment of Section 15.1. Section 15.1 is hereby amended by adding the following definitions:

“EPC” has the meaning set forth in Section 1.6.

“Estimated YTD Capital Expenditures” has the meaning set forth in Section 2.3(a).

“Final YTD Capital Expenditures” has the meaning set forth in Section 2.3(e).

“Holdco Notes” has the meaning set forth in Section 2.2.

“NewPage Holdings” has the meaning set forth in Section 2.2.

“Target Capital Expenditures” means (x) if the Closing Date is May 2, 2005, U.S.$21,113,000, or (y) if the Closing Date is not May 2, 2005, the aggregate amount of capital expenditures scheduled to be made in accordance with the Capital Budgets (as reflected on Schedule 6.2(q) to the Purchase Agreement) during the period commencing on January 1, 2005 and ending at the close of business on the Closing Date (it being understood that in the event the Closing Date does not occur on the last day of a calendar quarter, the amount of capital expenditures scheduled to be made for such shorter period shall be deemed to equal the aggregate amount of capital expenditures scheduled to be made during the applicable calendar quarter divided by ninety (90) and multiplied by the number of calendar days which have elapsed between the beginning of such calendar quarter and the Closing Date), in each case, calculated in the manner and upon the numbers set forth on Schedule 6.2(q).

“Wickliffe IRBs” has the meaning set forth in Section 8.2.

“YTD Capital Expenditures” means the actual aggregate amount of capital expenditures made with respect to the items described in the Capital Budgets (as such Capital Budgets may be modified or amended by mutual agreement of the parties hereto) during the period commencing on January 1, 2005 and ending at the close of business on the Closing Date (it being understood that determinations as to whether an expenditure is a capital expenditure as opposed to a maintenance expenditure shall be made in accordance with GAAP and, to the extent consistent with GAAP, in accordance with Seller’s current accounting principles, procedures, policies, and methods with respect to the categorization of expenditures in the Business).

Section 1.16                                Assumed Indebtedness. The parties hereto agree that the Wickliffe IRBs shall be treated as Assumed Indebtedness for all purposes, except for purposes of determining the Final Cash Consideration pursuant to Article II. The parties hereto acknowledge and agree that in no event shall the Wickliffe IRBs be included in any calculation of Assumed Indebtedness, Estimated Assumed Indebtedness or Final Assumed Indebtedness.

Section 1.17                                Amendment of Section 10.4(c). Section 10.4(c) of the Purchase Agreement is hereby amended by adding the following sentence at the end thereof:

“In furtherance of and not by way of limitation of the foregoing, until such time as the consent of the counterparties is obtained to the assignment of the Contracts listed on Schedule 10.4(c) hereto (the “Section 10.4(c) Contracts”), Seller shall remain obligated under the Section 10.4(c) Contracts and shall pass through to Purchaser (or its Designated Affiliate) the rights and obligations under the Section 10.4(c) Contracts in the manner contemplated by this Section 10.4(c); provided that nothing herein shall relieve Purchaser and Seller of their obligations to use their respective reasonable best efforts from and after the Closing to obtain consents to the assignment of the Section 10.4(c) Contracts.”

ARTICLE II
AMENDMENT TO SCHEDULES TO PURCHASE AGREEMENT

Section 2.1                                      Schedule 1.6. The Schedules to the Purchase Agreement are hereby amended by adding Annex B as Schedule 1.6 of the Purchase Agreement, and such Schedule shall be deemed for all purposes to have been delivered as of the date of the Purchase Agreement.

Section 2.2                                      Schedule 8.12. The Schedules to the Purchase Agreement are hereby amended by adding Annex C as Schedule 8.12 of the Purchase Agreement, and such Schedule shall be deemed for all purposes to have been delivered as of the date of the Purchase Agreement.

Section 2.3                                      Schedule 10.4(c). The Schedules to the Purchase Agreement are hereby amended by adding Annex D as Schedule 10.4(c) of the Purchase Agreement, and such Schedule shall be deemed for all purposes to have been delivered as of the date of the Purchase Agreement.

Section 2.4                                      Amendment of Schedule 15.1(c). Schedule 15.1(c) of the Purchase Agreement is hereby amended by deleting such schedule in its entirety and replacing the same with Annex E hereto, and such amended Schedule shall be deemed for all purposes to have been delivered as of the date of the Purchase Agreement.

Section 2.5                                      Amendment of Schedule 15.1(j). Schedule 15.1(j) of the Purchase Agreement is hereby amended by deleting such schedule in its entirety and replacing the same with Annex F hereto, and such amended Schedule shall be deemed for all purposes to have been delivered as of the date of the Purchase Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1                                      No Waiver. Nothing in this Amendment shall constitute a waiver by Seller or Purchaser of any breach or default on the part of any party to the Purchase Agreement.

Section 3.2                                      Governing Law; Jurisdiction. The provisions of Sections 15.3 and 15.4 of the Purchase Agreement shall apply to this Amendment as if references to “Agreement” therein were to this Amendment.

Section 3.3                                      No Other Agreements. This Amendment together with the Purchase Agreement (as amended by this Amendment and together with the Schedules, Exhibits and other agreements referenced therein), the Transition Agreements (together with the Schedules, Exhibits and other agreements referenced therein) and the Confidentiality Agreement contain, and are intended as, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, and supersede any previous agreements and understandings between the parties hereto with respect to those matters.

Section 3.4                                      Effect. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the representations, warranties, terms, conditions, obligations, covenants or agreements contained in the Purchase Agreement, all of which shall continue in full force and effect in accordance with their respective terms. For the avoidance of doubt, except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not constitute a reaffirmation, remaking, withdrawal or modification as of the date of this Amendment of any of the representations, warranties or covenants of any party hereto.

Section 3.5                                      Counterparts; Execution and Delivery by Facsimile. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Amendment may be executed and delivered by facsimile, with such delivery to be as effective as delivery of an originally executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto caused this Amendment to be duly executed as of the date first above written.

MEADWESTVACO CORPORATION

By:	/s/ E. Mark Rajkowski
Name: E. Mark Rajkowski
Title: SR VP CFO

ESCANABA TIMBER LLC (formerly known as Maple Acquisition LLC)

By:	/s/ Linda Sheffield
Name: Linda Sheffield
Title: Treasurer